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                                                                    EXHIBIT 99.1


               [LOGO OF PROSPERITY BANCSHARES, INC. APPEARS HERE]


PRESS RELEASE                               For more information contact:


Prosperity Bancshares, Inc.(SM)             Dan Rollins
4295 San Felipe                             Senior Vice President
Houston, Texas 77027                        713.693.9300
                                            dan.rollins@prosperitybanktx.com

FOR IMMEDIATE RELEASE

                         PROSPERITY BANCSHARES, INC. SM
                            COMPLETES ACQUISITION OF
                      THE FIRST NATIONAL BANK OF BAY CITY

       Houston Bank Holding Company Expands in Matagorda County

HOUSTON, November 1, 2002. Prosperity Bancshares, Inc. (Nasdaq: PRSP) announced today that it has completed the acquisition of The First National Bank of Bay City, Texas. In conjunction with the acquisition, The First National Bank of Bay City has closed their location at 1700 Sixth Street and relocated to Prosperity Bank's existing Bay City Banking Center at 1600 Seventh Street effective Friday, November 1, 2002. First National's Motor Bank at 2240 Avenue F, will remain open and will be available to all Prosperity Bank(SM) customers. The proposed acquisition was announced on August 15, 2002.

Jack I. Conner, President and Chief Executive Officer of The First National Bank of Bay City has joined Prosperity's management team as President - Matagorda County Banking Centers. He joins Prosperity's existing Matagorda County management team of Rick Higgins, Executive Vice President; Tami Savage, Senior Vice President; Don Landry, Senior Vice President; Dianne Bowers, Vice President; Jeanette Frontz, Banking Center Officer; Kim Lankston, Banking Center Officer; and Sheryl Vasek, Banking Center Officer.


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Wayne Buss has been named Senior Vice President and Compliance Officer of
Prosperity Bank(SM) and will office at the Bank's El Campo Banking Center. Kathy Hudgins, who will also office at the Bank's El Campo Banking Center, has been named Vice President. Brandon Dansby has accepted the position of Vice President and Banking Center Manager of Prosperity Bank's Angleton Banking Center.

"Today is an exciting day for Prosperity Bank(SM) in Matagorda County. With the completion of this merger, our bank has become the largest bank in Matagorda County in terms of deposits and loans," remarked Dan Rollins, Senior Vice President of Prosperity Bancshares, and the former Matagorda County Banking Center President of Prosperity Bank(SM). "From the day we opened in temporary facilities in December of 1994, our goal was, and still is, to provide the best banking products and services available with a personal touch."

"We have been looking for opportunities to further expand in Matagorda County for some time and are pleased that The First National Bank of Bay City chose to become our partners," remarked David Zalman, President and Chief Executive Officer of Prosperity Bancshares.

"The First National Bank of Bay City's customers will continue to enjoy the same style of personal banking they have enjoyed over the past five years," said Jack Conner. "We are committed to Matagorda County and are pleased to offer our customers the sophisticated products and services of Prosperity Bank(SM)."

"The combination of our banks is a positive move for our customers and for our community. We now have over $100 million in deposits, over $50 million in loans, four ATM machines and twelve drive in lanes available for our customers within Matagorda County. I am pleased to report that we have completed the data processing conversion of The First National Bank of Bay City and can now focus all of our energy into providing the type of personal service our customers have come to expect," added Conner.

As of September 30, 2002, The First National Bank of Bay City had total assets of $27.1 million, total deposits of $23.2 million and total loans of $8.3 million.

Prosperity Bancshares, Inc.(SM), formed in 1983, is a $1.8 billion multi-bank holding company headquartered in Houston, Texas. Operating under a community banking philosophy, Prosperity seeks to develop broad customer relationships based on service and convenience. Prosperity offers a variety of traditional loan and deposit products to its customers, which consist primarily of consumers and small and medium sized businesses. In addition to established banking products, Prosperity offers a complete line of services including: Internet Banking services at www.prosperitybanktx.com and www.bankofthesouthwest.com, Trust and Financial Services, Retail Brokerage Services, MasterMoney Debit Cards, and 24 hour voice response banking. The company currently operates forty-two (42) full service banking locations in fifteen contiguous counties including the Greater Houston Metropolitan Area, and in Dallas. (Angleton, Bay City, Beeville, Clear Lake, Cleveland, Cuero, Cypress, Dayton, Dallas - Camp Wisdom, Dallas - Westmoreland, East Bernard, Edna, El Campo, Fairfield, Galveston, Goliad, Hitchcock, Houston - Aldine, Houston - Bellaire, Houston -




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CityWest, Houston - Copperfield, Houston - Downtown, Houston - Gladebrook,
Houston - Highway 6, Houston - Medical Center, Houston - Memorial, Houston - Post Oak, Houston - River Oaks, Houston - Tanglewood, Houston - Waugh Drive, Houston - Woodcreek, Liberty, Magnolia, Mathis, Mont Belvieu, Needville, Palacios, Sweeny, Victoria, West Columbia, Wharton and Winnie.)

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward-looking information with respect to plans, projections or future performance of Prosperity Bancshares, Inc.(SM) and its subsidiaries. Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, may have been made in this document. Prosperity's results may differ materially from those in the forward-looking statements for a variety of reasons, including actions of competitors; changes in laws and regulations (including changes in governmental interpretations of regulations and changes in accounting standards); customer and consumer demand, including customer and consumer response to marketing; effectiveness of spending, investments or programs; fluctuations in the cost and availability of supply chain resources; economic conditions, including currency rate fluctuations; and weather. These factors are more fully described in Prosperity Bancshares, Inc.'s filings with the Securities and Exchange Commission.

Copies of Prosperity Bancshares, Inc.'s(SM) SEC filings may be downloaded from the Internet at no charge from FreeEDGAR, a real-time access to SEC filings site located at www.freeedgar.com.

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